Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statement No. 333-12089 of P. H. Glatfelter Company on Form S-8 of our report dated June 28, 2010, appearing in this Annual Report on Form 11-K of the Glatfelter 401(k) Savings Plan for Hourly Employees for the year ended December 31, 2009.

/s/ ParenteBeard LLC
York, Pennsylvania
June 28, 2010